Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of China Xiangtai Food Co., Ltd. on Post-Effective Amendment No. 2 to Form F-1 of our report dated November 20, 2018, with respect to our audits of China Xiangtai Food Co., Ltd and Subsidiaries as of June 30, 2018 and 2017, and the related consolidated statements of income and comprehensive income, cash flows and shareholders’ equity for the years ended June 30, 2018, 2017 and 2016, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP

New York, New York

February 14, 2019